Conference Call Script
3rd Quarter 2023 Results
Tuesday, October 24, 2023
11:00 a.m. local time

Facilitator:
Operator: Good morning, and welcome to the Peoples Bancorp Inc.'s Conference call. My name is Anthony, and I will be your conference facilitator. Today's call will cover a discussion of the results of operations for the three and nine months ended September 30, 2023. Please be advised that all lines have been placed on mute to prevent any background noise. After the speakers' remarks, there will be a question-and-answer period. [Operator Instructions] This call is also being recorded. If you object to the recording, please disconnect at this time.
Please be advised that the commentary in this call will contain projections or other forward-looking statements regarding Peoples' future financial performance and future events. These statements are based on management's current expectations. Statements in this call, which are not historical fact, are forward-looking statements and involve a number of risks and uncertainties detailed in Peoples' Securities and Exchange Commission filings.
Management believes that the forward-looking statements made during this call are based on reasonable assumptions within the bounds of their knowledge of Peoples' businesses and operations. However, it is possible actual results may differ materially from these forward-looking statements. Peoples disclaims any responsibility to update these forward-looking statements after this call, except as may be required by applicable legal requirements.
Peoples' third quarter 2023 earnings release was issued this morning and is available on peoplesbancorp.com under Investor Relations. A reconciliation of the non-Generally Accepted Accounting Principles, or GAAP, financial measures discussed during this call to the most directly comparable GAAP financial measures is included at the end of the earnings release.
This call will include about 25 to 30 minutes of prepared commentary followed by a question-and-answer period, which I will facilitate. An archived webcast of this call will be available on peoplesbancorp.com in the Investor Relations section for one year.
Participants in today's call will be Chuck Sulerzyski, President and Chief Executive Officer; Tyler Wilcox, Chief Operating Officer; and Katie Bailey, Chief Financial Officer and Treasurer. And each will be available for questions following opening statements. Mr. Sulerzyski, you may begin your conference.
Mr. Chuck Sulerzyski:
Thank you, Anthony. Good morning, and thank you for joining our call today.
We are starting to realize the benefits of our Limestone merger along with our strong organic growth, which is evidenced in our record earnings for the third quarter. Compared to the linked quarter, our net interest income grew 10%, and our fee-based revenue increased 3%. Our return on average stockholder equity improved to 12.6% for the quarter while our return on average tangible stockholder equity was 23%. Our return on average assets also increased to 1.44% for the third quarter.
Our net charge-off levels remained low and were 15 basis points of average loans on an annualized basis. We had strong loan growth of $110 million, or 7% annualized, compared to the linked quarter end. We had increases in our deposit balances of $78 million compared to the linked quarter, which was mainly due to our successful campaign for retail CDs during the quarter. Our loan-to-deposit ratio stayed flat compared to the linked quarter at 86%. We generated positive operating leverage compared to the linked quarter, prior year quarter and first nine months of 2022.

Our earnings for the quarter totaled $31.9 million, an increase of 51% compared to the linked quarter and 23% from the prior year quarter. Diluted earnings per share were $0.90 and were negatively impacted by $0.15 of onetime cost during the third quarter, which included Limestone acquisition related expenses of $4.4 million, resulting in a $0.10 decrease in diluted EPS; a $2.4 million pension settlement charge associated with the final termination of our pension plan, which negatively impacted diluted EPS by $0.05. We will no longer be recognizing any future ongoing cost or settlement charges related to our pension plan as a result of this final termination.
Moving on to our credit quality. Our allowance for credit losses represented 1.03% of total loans at quarter end. A higher allowance compared to the linked quarter was attributed to several factors, including loan growth during the quarter, updates to our prepayment, curtailment and funding rates and deterioration of macroeconomic conditions used within our CECL model. All of these increases were partially offset by a decline in our reserve for individually analyzed loans.
The reduction in our reserves for individually analyzed loans was largely due to the payoff of a single commercial real estate relationship. This relationship totaled $5.3 million at June 30 and was on nonaccrual and included in our criticized and classified asset balances at the linked quarter end. We also recorded a $110,000 charge-off on this relationship at payoff during the third quarter. Nonperforming assets remained flat compared to the linked quarter and were 48% of total assets at September 30.1
The portion of our loan portfolio considered current at quarter end was 99%, which is flat compared to June 30. For the quarter, our annualized net charge-off rate was 15 basis points, consistent with the prior year quarter, and an increase from nine basis points for the linked quarter. On a year-to-date basis, our annualized net charge-off rate was 13 basis points for 2023, compared to 15 basis points for the first nine months of 2022.
Criticized loans declined to 3.5% of total loans at quarter end while our classified loans increased and were 2.05% of total loans. As it relates to commercial office space, which is a very small portion of our loan portfolio, our total outstanding balances were $136 million at quarter end and represented 2% of our total loan portfolio. We continue to see high demand and successful project execution with our construction portfolio. There have been occasional construction delays. However, these projects have generally been leasing up at appropriate speeds and often at higher rents than projected.
We typically work with high net worth individuals who are able to withstand increases in interest carrying costs, and delays in timing. We have witnessed a number of construction projects achieving certificate of occupancy in the third quarter, and more are likely in the fourth quarter. As a result, construction loans saw a decline in outstanding balances at quarter close. The current portfolio has $374 million in outstanding balances, compared to $689 million in commitments. Land development remains a small percentage of the portfolio, representing $106 million, or 1.7% of total loans at quarter end.
Our multifamily balance continued to grow as projects come through the construction phase and now rest at $501 million. This sector has advanced not only due to construction seasonality, but also from the Limestone merger, which had outstanding balances of $235 million at the end of the first quarter. Our top 10 multifamily loans accounted for 38% of the funded multifamily portfolio, six of which are in the construction phase. These projects are located within growth markets with strong metrics and notable guarantor support.
Hospitality loan balances were $192 million at quarter end and comprised 3% of our total loan portfolio. Our hospitality loan balances have grown in 2023 due to the Limestone merger. However, we were able to exit an out-of-market hotel in the third quarter that was acquired through the Limestone merger.
The Limestone acquisition shifted the geographic distribution of our hospitality portfolio. Six of our 10 largest exposures are located in the State of Kentucky, including the suburbs of Cincinnati, Ohio. Other hotel projects span throughout our footprint with a concentration in Ohio. The top 10 funded loans with flag hotels represent 47% of the hospitality portfolio at quarter end.
Occupancy trends within the portfolio generally remain above market competitors with trailing 12- and trailing three-month occupancy reported at 76% and 82%, respectively. We continue to be highly selective in this segment and are working with high net worth individuals that provide sponsor support including liquidity. We do not plan to
1 Nonperforming assets were 0.48% of total assets at September 30, 2023.

increase our hotel exposure as a percentage of total loans in a meaningful way, and we'll continue to manage our portfolio exposure where we can. Specific assets are anticipated to be sold or refinanced in the fourth quarter, which will shift the overall project mix.
We continue to closely monitor our dealer floor plan portfolio and are assessing the potential impact of the United Auto Workers' strike on the portfolio. At quarter end, we had $340 million of exposure to vehicle dealers, 30% of which was to domestic franchise auto dealers. And another 7% was to specialty vehicle dealers who are supplied by the domestic manufacturers. The remaining 63% of the portfolio was evenly distributed among independent auto, foreign franchise auto, commercial truck and RV dealers.
Our domestic franchise dealers are currently well stocked with new vehicle inventory, so the strikes have not yet had a meaningful impact on vehicle sales. We believe our larger clients have liquidity positions to withstand short-term delays in the delivery of vehicles should the strike persist.
Our largest 11-floor plan clients have an average debt-service ratio of 3.3x, with a trust position approaching 2x. Our top five floor plan commitments totaled $87 million, while the top 11 covered nearly $150 million in commitment.
Compared to the linked quarter end, our total loan balances grew $110 million, or 7% annualized. The largest contributor of our growth compared to June 30 was our commercial real estate loans, which grew $118 million, while our specialty finance businesses provided over $51 million in growth.
Consumer indirect loans were up $14 million, while we had some declines in construction and commercial and industrial loan balances compared to the linked quarter end. At quarter end, our commercial real estate loans comprised 36% of total loans, nearly 40% of which were owner occupied. At the same time, our total consumer loans were 29% of total loans, commercial and industrial loans were 19%, specialty finance totaled 10% and construction loans were 6%. At September 30, 48% of our total loans were fixed rate with the remaining 52% at a variable rate. Additionally, while our premium finance loans are fixed rate, these loans operate similar to variable rate loans. And they reprice every nine months.
I will now turn the call over to Tyler for additional details about our fee-based income, deposits and the Limestone systems conversions.
Mr. Tyler Wilcox:
Thanks, Chuck.
Our fee-based income improved 3% compared to the linked quarter, was 15% higher than the prior year quarter and grew 13% compared to the first nine months of 2022. The increases were driven by the additional accounts from the Limestone merger, which resulted in higher deposit account service charge income compared to the linked quarter and prior year periods as well as higher electronic banking income compared to the prior year periods.
Our insurance income has increased considerably this year, mainly due to client acquisition efforts and hardening insurance markets. We also recorded a death benefit associated with our bank-owned life insurance during the third quarter of 2023, which totaled around $400,000.
During the quarter, we recorded $1.3 million of operating lease income, which drove the increase in other non-interest income. At the same time, our lease income declined $1.8 million compared to the linked quarter as we recognized the unwind of a residual premium related to two leases from the Vantage acquisition, which paid off during the quarter. The residual premiums were a result of the fair values associated with the acquisition accounting for the Vantage acquisition.
Moving on to our deposit book. We increased our deposit balances by $78 million compared to the linked quarter end. Our retail CDs grew $248 million as a result of our recent campaigns, which more than offset the decline in our non-interest bearing deposits. We typically have seasonal increases in our governmental deposits during the third quarter of each year, which contributed a growth of $56 million. As we mentioned last quarter, we have utilized brokered CDs in recent periods as a funding mechanism as it provides us with a lower funding cost than the FHLB borrowings we might otherwise use, and the brokered CDs do not require us to pledge collateral.

Our demand deposits comprised 39% of total deposits at quarter end, compared to 42% at June 30. At quarter end, our deposit composition included 79% in retail deposit balances, which is comprised of consumers and small businesses, and 21% in commercial deposit balances. Our average customer deposit relationship was $29,000 at September 30 while our median was $2,400.
During August, we successfully completed the conversion of the Limestone system to our core system. This helps our lines of business interact together in a more coordinated effort and allows for collaboration between business partners to optimize our offerings to our new clients. We continue to work on the expansion of our business model throughout our new footprint.
As part of our culture and core values, we always make helping our communities a priority. I'm pleased to note that we now have over 65% of our associates contributing a portion of their paychecks to local food banks, which result in approximately $200,000 of annual contributions. Another part of our core values is providing our associates with a top-notch workplace and environment. We're excited to note that Energage recognized us for the second year in a row as one of the top workplaces in the financial services industry for 2023.
Next, I will turn the call over to Katie, who will provide additional details around our financial performance.
Ms. Katie Bailey:
Thanks, Tyler.
Our net interest income continues to grow as we benefited from a full quarter of the Limestone merger, organic growth, high market interest rates and our controlled funding costs. Compared to the linked quarter, net interest income was up 10%, and net interest margin expanded 16 basis points to 4.70%. During the quarter, our net interest income and margin increased as we refined the fair value marks from our Limestone merger and related accretion income net of amortization expense. This resulted in an additional $1.9 million in accretion income from May and June being recognized during the third quarter of 2023.
For the third quarter, accretion income totaled $9.8 million and positively impacted our net interest margin by 49 basis points. Our higher accretion income for the quarter benefited our loan yields and helped offset increases in our funding costs.
As Tyler mentioned, we had retail CD growth from our recently advertised specials. However, we controlled the rates we offered and held the increase in our funding costs relatively low for the quarter. Our total deposit cost was 128 basis points for the third quarter, compared to 87 basis points for the linked quarter.
Excluding brokered deposits, our total deposit cost for the quarter was 94 basis points, compared to 63 basis points for the linked quarter. Compared to the prior year quarter, our net interest income grew 39% while our net interest margin expanded 53 basis points. On a year-to-date basis, our net interest income increased 37%, and margin grew 93 basis points.
Since the beginning of 2022, the Federal Reserve has increased rates a total of 5.25%. And over the same time period, our interest-bearing deposit rates have gone up 1.45% and are up 1.1% if you exclude brokered CDs. At the same time, our deposit betas have moved 28%.
Moving on to expenses. Our total non-interest expense increased 2% compared to the linked quarter. Our acquisition-related expenses for the quarter totaled $4.4 million. We recorded a pension settlement charge of $2.4 million. And we recognized a full quarter of operating costs from the expanded Limestone footprint. Compared to the prior year quarter, total non-interest expense increased 37% and was 29% higher on a year-to-date basis. The comparison to these prior periods have been impacted by the acquisition-related expenses, the Limestone merger and, on a year-to-date basis, the Vantage lease acquisition.
Our reported efficiency ratio improved and was 58.4% for the quarter, compared to 62.7% for the linked quarter. When adjusted for non-core expenses, our efficiency ratio was 52.5%, compared to 53.3% for the linked quarter. This quarter was our best adjusted efficiency ratio in decades. For the first nine months of 2023, our reported efficiency ratio was 54.2%, compared to 59.6% for 2022.

Moving on to the balance sheet. At September 30, our investment securities portfolio declined to 19.7% of total assets, compared to 21.3% at the linked quarter end. We utilized cash flows from our investment portfolio during the quarter to fund a portion of our loan growth.
We believe the investment portfolio continues to be well positioned for potential movements in interest rates. We will benefit from higher rates and should not be significantly impacted by falling rates. We intend to be opportunistic as it relates to our investment portfolio and potential restructuring.
Our capital levels continue to be strong and increased compared to the linked quarter end. The improvement was a result of our higher earnings, which included a full quarter of Limestone. At quarter end, our common equity Tier 1 capital ratio was 11.5%, our total risk-based capital ratio was 13.1% and our leverage ratio was 9.5%. As I had mentioned in our call last quarter, our leverage ratio was inflated due to the Limestone merger and is now at a normal level.
Our tangible equity to tangible asset ratio was 6.9% at quarter end and declined compared to 7% at the linked quarter end. This ratio continues to be impacted by our accumulated other comprehensive losses, which grew this quarter and was driven by the higher market interest rate.
I will now turn the call back to Chuck for his final comments.
Mr. Chuck Sulerzyski:
Thank you, Katie.
We continue to have strong earnings, asset quality and many other positive metrics compared to prior periods. We believe in our business model and work hard to execute our strategic initiatives daily.
We have consistently mentioned how we are positioning ourselves to cross $10 billion in assets. We are making many investments in systems, associates, and processes in order to have a successful transition. Along those lines, we have hired senior talent that will allow us to execute our plan.
As far as the cost, we estimate that we have already incurred more of that expense at this point than we have left to pick up. We continue to make investments in our systems in order to have best-in-class systems. These include the current process of implementing a new customer relationship system and replacing our email and communications software with Microsoft.
Moving on to our expectations for the full year of 2023. Excluding acquisition-related expenses, we anticipate our net interest income and margin will experience some compression in the fourth quarter compared to the third quarter. But we still believe it'll be between 4.5% and 4.7% for the full year. Excluding the acquired Limestone loans, we believe our annual organic loan growth will be between 6% and 8%.
We expect fee-based income percentage growth to be in the low to mid-double digits compared to 2022. We are still anticipating a 22% to 24% increase in our total non-interest expenses for 2023, excluding acquisition-related expenses compared to the full year of 2022, which continues to assume we achieve our anticipated cost savings associated with Limestone merger. This assumes our fourth quarter non-interest expense is between $65 million and $67 million.
We still expect our efficiency ratio, excluding onetime expenses, to be between 55% and 57% for the full year, including Limestone. We expect our net charge-off rate during 2023 will be relatively consistent with 2022.
For the third quarter, the analysts' consensus estimate of our core diluted EPS was $0.93 per share. Excluding our acquisition-related expenses and pension settlement charges, we exceeded this expectation by $0.12. We have exceeded the quarterly consensus estimates 13 of the last 14 consecutive quarters. For the one quarter we missed in 2021, if you exclude the acquisition cost in Day 1 provision for credit losses related to the Premier acquisition, we would've beaten estimates.
The current core consensus estimate for 2023 diluted EPS is $3.87. We continue to expect to beat the consensus estimate for the full year of 2023, excluding acquisition-related expenses, pension settlement charges and onetime provision for credit losses for the acquired Limestone loans.

I would like to give some high-level guidance for 2024 which is preliminary. We expect higher net interest income as we will see the full-year benefit of the Limestone merger. We believe our fee-based income growth will be in the low double-digit percentages compared to 2023. We expect quarterly non-interest expense to be between $67 million and $69 million for the second, third and fourth quarters of 2024, with the first quarter of 2024 being higher due to our annual expenses we typically recognize during the first quarter of each year.
We believe our loan growth will be between 6% and 8% compared to 2023. As a result of this projected growth, we're also anticipating an increase in our provision for credit losses, excluding the onetime provision recorded for the Limestone merger in 2023. We will update this guidance in January at our next call.
We are looking forward to capitalizing on our recent successes and will continue to develop our relationships with our clients. Our lines of businesses are focused on working together to identify client needs and improve our overall client experience. With that being said, the current core consensus estimate for diluted EPS for the full year of 2024 is $3.61. At this time, we feel confident in our ability to achieve this estimate.
This concludes our commentary, and we will open the call for questions. Once again, this is Chuck Sulerzyski, and joining me for the Q&A session is Tyler Wilcox, Chief Operating Officer; and Katie Bailey, our Chief Financial Officer.
I will now turn the call back into the hands of our call facilitator, Anthony.
Question and Answer Session
Facilitator: We will now begin the question-and answer-session. [Operator Instructions] Our first question will come from Daniel Tamayo with Raymond James.
Mr. Daniel Tamayo:
Maybe we start on the margin, and particularly the loan yields, which remained very high. Obviously, you had the onetime benefit from accretion in the third quarter. But just curious if you think we're nearing a peak there, or if not, how that plays out assuming rates are relatively stable here over the next few quarters. And if you could just fill us in on your thoughts on accretion as well going forward.
Mr. Chuck Sulerzyski:
I'll start with the yields, and I'll have Katie talk about accretion. Our yields' weighted average for the quarter were 8.5%. We think there's still some room to improve there a little bit, but we're nearing the top. Your guess is as good as mine on rate increases. It wouldn't surprise me if there is another rate increase in the next quarter or two. But if there is, we'll see even higher yields.
Ms. Katie Bailey:
Yes. Danny, and as it relates to accretion, so as noted in the script and in the earnings release, there was a true-up in the third quarter, of which $1.9 million of that should have been recorded in the second quarter. But we were using an estimate in the second quarter, and as we refine the purchase accounting, are finalizing some of those numbers.
So I would say as quoted in the script, it was 49 basis points of accretion was the benefit in the third quarter. If you take out that piece that related to the second quarter, it would have been closer to 40 basis points' impact. And I think we can expect that 35 to 40 in the fourth quarter of benefit.
If we go back to Day 1 purchase accounting for the Limestone acquisition, about 85% of our mark on loans was related to interest rates, and the other 15 obviously related to credit. So again, the rate environment created a much bigger discount than we've seen in prior deals when rates were relatively low and stable. So we'll continue to see some higher accretion numbers as those loans continue to pay down. And I would say we haven't seen a lot of payoffs in that portfolio, so much of that is just the normal accretion that we'll get on a quarterly basis as that portfolio matures and has principal payments.

Mr. Daniel Tamayo:
Okay. That's very helpful. And then I guess on the other side of the equation, the CD maturities that you have, just curious -- sorry, the CDs that you already have on the book, just curious, maturities on those, if anything is going to be maturing in the next few quarters. I apologize if you mentioned that in the comments. And then not sure if you have any overall thoughts on where the margin may end up next year as it comes down from a high here.
Ms. Katie Bailey:
Yes. So on the CDs, the specials we've been running anywhere from seven to 14 months. So they will start to mature in the coming quarters. And we continue to remain active on our marketing efforts and yields on those.
As it relates to margin going into the fourth quarter and into '24, as we quoted, we do expect some compression in the fourth quarter. And I think we expect it to hit bottom there, but it will hold relatively stable from that point into the '24 period. So I think that we guided to 2023 for the full year will be 4.50% to 4.60% or 4.70%. And I think you'll see us a little south of that range for the '24 year.
Facilitator:
The next question is from Terry McEvoy with Stephens.
Mr. Terry McEvoy:
Katie, maybe a question for you. Could you just talk about managing the size of the balance sheet? Will you continue to pay down short-term borrowings? And are there additional actions within the securities portfolio for additional restructuring?
Ms. Katie Bailey:
Yes. Short-term borrowing is a function of loan growth and deposit flow, and so we'll continue to manage that on a daily basis as we have historically. On the investment securities, as we referenced in the script, we continually evaluate opportunities to restructure that portfolio. As you might recall, we did a meaningful amount in the first quarter and took a loss of about $2 million at that time, and to the extent there are securities which we experienced that are gains, we will likely offset those to clean up some of the lower yielding securities and offset the loss there.
We will continue to evaluate that trade. And when we look at that, we look at it from what is the loss we are willing to accept in a quarter as well as what is the payback on that and locking in the payback. And somewhere between 1.5 years to two years is where we look at the range for the payback on that trade as it relates to the investment security restructuring option.
Mr. Terry McEvoy:
Thanks for that. And then just Limestone. I know this was touched on throughout the call, but are cost savings tracking in line with expectations? Anything to comment on deposit or loan runoff? I think you said on the lending side, that hasn't happened. And any maybe early comments on business synergies between some of the businesses and products that you bring to the table with those new customers?
Mr. Chuck Sulerzyski:
Costs are tracking probably slightly, maybe above, where we expected them to be at this point in time. The loans as you indicated are where we thought they would be. Deposits coming back together. We maybe in the beginning saw a little bit more run out than we would have. I'm not so sure if it's related to the deal or related to the market situation.

And in terms of synergies, with the leasing and the investments and the insurance stuff, I think we see more each passing week as the newer associates become more familiar with what we do and how we do it.
Facilitator:
Our next will come from Tim Switzer with KBW.
Mr. Tim Switzer:
I'm on for Mike Perito. I wanted to ask a quick follow-up on the net interest margin and your guidance for it to be lower on a full year basis versus '23. And that makes sense given the compression we see. But if it's crossing in Q4, you guys are growing loans mid- to high single-digits with, I would assume, a lot of help there from the leasing portfolio, can you help quantify for us how the trajectory should look over the course of '24 assuming the Fed holds onto rates? How many basis points of expansion do you think we could see over the course of the year?
Ms. Katie Bailey:
I mean, from a quarterly basis, I think we could see five to 10 basis points of expansion from beginning to end on a quarterly basis.
Mr. Tim Switzer:
Five basis points to 10 basis points each quarter?
Ms. Katie Bailey:
No. I'd say more in total, so a few basis points each quarter.
Mr. Tim Switzer:
I got you. Q4 over Q4. Yes. Okay. That's helpful. And let's say it's a scenario where the Fed cuts rates sometime next year. If this is after deposit costs have settled out from the rate hikes, do you have an idea of the sensitivity of your balance sheet to that and what NII would look like in that scenario?
Ms. Katie Bailey:
I would say we have positioned our balance sheet to be relatively neutral. We have taken much of the benefit from rising rates into our base case scenario and therefore have hedged on the lower side, predominantly through the investment securities portfolio and what we have put on over the last few quarters.
Mr. Tim Switzer:
Okay. That's helpful. And what are the economic assumptions you have for your loan growth expectations next year? And which categories should be the leaders? And maybe what are the risks of not achieving that given the macro environment?
Mr. Chuck Sulerzyski:
Well, we will still see some growth in real estate as construction projects come to completion, but we will not see as much CRE volume new business as we have been seeing. We do not see a slowdown in our C&I customers, so we expect to see good C&I growth. Auto will be -- we'll get a few percentage of growth out of it. The leasing businesses are seeing -- as is typical, you see leasing businesses do better in higher rate environments or slower economic environments. And we expect that to continue. We are very optimistic in the ability of our premium financed folks to have good, strong 20-plus percent growth.

So it's really a lot of little actions across many different portfolios. We have some opportunities on things like a very large McDonald's franchise lender in the state of Ohio. We'll be able to do that in Kentucky with the acquisition. So a lot of granularity to the portfolio, which we think is great for origination and great for risk management.
Facilitator:
Our next question will come from Manuel Navas with D.A. Davidson.
Mr. Manuel Navas:
Just thinking on the -- with your NIM expectations next year, what do you contemplate deposit costs going to, especially if the rate environment stays where they are? Just what are your deposit beta assumptions with it?
Ms. Katie Bailey:
Yes. I think historically, we've set our deposit betas have run, all inclusive, non-interest bearing and otherwise, about 25%. I don't think we have in our projections getting quite to that high, but we definitely have us getting upwards of 18% to 20%.
Mr. Manuel Navas:
What are the CDs coming on at, the promotional CD rate? And I apologize if you said it during the prepared comments.
Ms. Katie Bailey:
No. Nope, no need to apologize. We didn't say it. Some of the tenors that we've put out there have a 5% handle.
Mr. Manuel Navas:
Okay. Are you seeing -- and you're keeping it pretty short. Are you seeing most of the CD funding coming from current customers? Are you gaining some customers? How are you thinking about that just strategically?
Ms. Katie Bailey:
Yes. We're seeing a fair amount of the production in CD specials coming from new clients. Somewhere between 40% and 45%, I would say, is new money. And I guess maybe not always new clients, but new money to the institution.
Mr. Manuel Navas:
Okay. And historically, you have pretty strong metrics that those turn into nice cross-sells and more permanent customers.
Ms. Katie Bailey:
Yes. That is the strategy.
Mr. Manuel Navas:
And then can you walk me through the earn back on the securities transaction this quarter? It sounded like it was even a faster earn back than you target usually. It's within a year, right? Or did I misread it a little bit?

Ms. Katie Bailey:
So what we did in Q1, so we sold, I can't remember the volume, $70 million maybe. We sold it -- that equated to about a loss of about $2 million. What we said -- and I guess it was closer to $97 million of balances we sold for about a $2 million loss in the first quarter. And what we stated at that time was that would pay back within the calendar year. So yes, it was less than a year payback on that strategy.
Mr. Manuel Navas:
And you're willing to play around up to two years if you see opportunities and the balance sheet needs it?
Ms. Katie Bailey:
Correct. And we'll be confident that the securities would stick around for those two years to make that earn back hold true.
Mr. Manuel Navas:
Okay. Leasing has been in really strong trends. Can you just focus in on that for a moment, just what are expectations next year? You talked about with higher rates, more folks are interested in leasing, and also just big picture credit expectations there, just a reset on expectations for that business?
Mr. Charles Sulerzyski:
Well, we have two leasing companies. One is a small ticket lease, where the average ticket is about $50,000. The average yield of originations for those leases at this point in time are north of 19%. We see growth in that business, and the second one, which I'll talk about in the second, in the neighborhood of 20-plus percent.
Obviously, at 19%, you are pricing in some room for charge-offs. Our charge-offs for the last couple of years have been less than 1.5%. Those charge-offs may go as high as 3% to 4% over the next 24 months. But obviously, we're getting well compensated for that.
The second leasing business is our Vantage business in Minnesota. The average ticket size there is about $270,000. They have an emphasis or a focus on technology. Many of their clients are publicly traded companies, well positioned school districts, some of the leading hospitals in the country. We have had very little charge-off expectation with that business. We expect to have very little charge-off activity in the next 24 months. And their yields are currently on originations in the neighborhood of 9%.
Mr. Manuel Navas:
That's great. I really appreciate it. And there's some seasonality here, right? Is there a seasonality toward the end of the year with those two businesses?
Mr. Charles Sulerzyski:
Seasonality, not -- yes, there's a little bit of seasonality, but not that much that it makes that much of a difference.
Mr. Manuel Navas:
Okay. And just making sure I confirm that, 19% yields and 9%, right?
Mr. Charles Sulerzyski:
Yes. More or less.

Facilitator:
Our next question will come from Daniel Cardenas with Janney.
Mr. Daniel Cardenas:
I may have missed this. I joined a little bit late here. But on your leasing income for the third quarter, I noticed a significant drop. Can you give us a little bit of color as to what drove that and what's the potential for a bounce-back in leasing income in the fourth quarter?
Ms. Katie Bailey:
Sure. Dan, that relates to the purchase accounting related to the Vantage transaction that we did last year. They have residual values on their books. And when we went through purchase accounting, we had to mark those, as we have to mark the whole balance sheet, to fair value. And so we had to put on a premium related to that portfolio. And as those come to term, we have to realize that premium against any gain that would otherwise be recorded.
So that is what you see, about $1.8 million -- $1.7 million, $1.8 million premium amortization in the third quarter. In prior quarters, it has not been that significant. But it is choppy on a quarterly basis, just given when those leases come to term.
Mr. Daniel Cardenas:
Okay. Thanks. And then on the credit quality front, good to see some improvement in the non-performers, but did notice that your 90 days past due were up a bit there. Can you give us some color as to where that was coming from categorically?
Mr. Charles Sulerzyski:
Yes. The majority of that is coming from the small ticket leasing business.
Mr. Daniel Cardenas:
Okay. And then how are trends? How are watch list trends looking for that business?
Mr. Charles Sulerzyski:
Well, the trends in delinquencies are increasing. The charge-off rate, we do expect it to increase. As I mentioned earlier, we've had multiple years with 1.5% or less charge-off rates. Obviously, at a 19% yield, you're not going to get over a cycle 1% to 1.5% charge-off rates, and we're very comfortable. We frankly price that stuff to a 4.5% charge-off rate. We do not see ourselves getting near that 4.5% charge-off rate. But if it creeps up to the 2s and the 3s, we're perfectly comfortable with that.
Mr. Daniel Cardenas:
Okay. Good. And then on the lending front -- thank you for the guidance for 2024. Are there any areas that you're maybe tapping the brakes a little bit on in terms of growing those portfolios? And then how should we be thinking about your provision on a go-forward basis?
Mr. Charles Sulerzyski:
How should we be thinking about our --

Ms. Katie Bailey:
Provision.
Mr. Charles Sulerzyski:
Oh, provision, okay. We've never been a lover of hotels. We are acquisitive, and we pick up hotels and we try to run -- tighten up that space a little bit. That being said, if somebody has a built hotel that's cash flowing and good sponsors, we will certainly look at it. But it's not our favorite place to land.
But for the most part, we're open for business. We think we're benefiting from that. We're seeing some competitors having to pull back because of liquidity issues. At the 86% loan-to-deposit, we have room. So we're hoping to see the benefits of that over 2024.
Ms. Katie Bailey:
Yes. And as it relates to provision, I think it's safe to assume that we'll follow what the forecast does. So that to the extent the forecast worsens, we will likely be building reserve. And otherwise, we'll just be reserving on the growth at the rate's that you see as it relates to the coverage ratio.
Mr. Daniel Cardenas:
Okay. And then last question, I guess with competitors pulling back somewhat, is that being reflected in current yields?
Mr. Charles Sulerzyski:
I think it'll be more reflected in future yields than current yields. I don't think we've got a ton of books -- a ton of business on our books in the first three quarters from competitors pulling back. We tend to see more and more of that more recently. And I expect that that will continue.
Facilitator:
At this time there are no further questions. Sir, do you have any closing remarks?
Mr. Chuck Sulerzyski:
Yes. I want to thank everybody for joining our call this morning. Please remember that our earnings release and the webcast of this call will be archived at peoplesbancorp.com under the Investor Relationship (sic) [ Relations ] section. Thank you for your time, and have a great day.
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